PRICING SUPPLEMENT No. WFC212 dated May 9, 2023 (To Product Supplement No. WF1 dated December 23, 2022, Prospectus Supplement dated September 14, 2021 and Prospectus dated September 14, 2021)	Registration Statement No. 333-259205
Filed Pursuant to Rule 424(b)(2)

Royal Bank of Canada Senior Global Medium-Term Notes, Series I Equity Linked Securities
Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
■   Linked to the common stock of The Walt Disney Company (the “Underlying Stock”)
■   Unlike ordinary debt securities, the securities do not provide for fixed payments of interest, do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call prior to stated maturity upon the terms described below.  Whether the securities pay a contingent coupon, whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you receive the face amount of your securities at stated maturity will depend, in each case, on the stock closing price of the Underlying Stock on the relevant calculation day.
■   Contingent Coupon.  The securities will pay a contingent coupon on a monthly basis until the earlier of stated maturity or automatic call if, and only if, the stock closing price of the Underlying Stock on the calculation day for that month is greater than or equal to the threshold price.  However, if the stock closing price of the Underlying Stock on a calculation day is less than the threshold price, you will not receive any contingent coupon for the relevant month.  If the stock closing price of the Underlying Stock is less than the threshold price on every calculation day, you will not receive any contingent coupons throughout the entire term of the securities. The threshold price is equal to 70% of the starting price. The contingent coupon rate is 11% per annum
■   Automatic Call.  If the stock closing price of the Underlying Stock on any of the monthly calculation days from November 2023 to April 2024, inclusive, is greater than or equal to the starting price, the securities will be automatically called for the face amount plus a final contingent coupon payment
■   Potential Loss of Principal.  If the securities are not automatically called prior to stated maturity, you will receive the face amount at stated maturity if, and only if, the stock closing price of the Underlying Stock on the final calculation day is greater than or equal to the threshold price.  If the stock closing price of the Underlying Stock on the final calculation day is less than the threshold price, you will lose more than 30%, and possibly all, of the face amount of your securities.
■ If the securities are not automatically called prior to stated maturity, you will have full downside exposure to the Underlying Stock from the starting price if the ending price is less than the threshold price, but you will not participate in any appreciation of the Underlying Stock and will not receive any dividends on the Underlying Stock
■   All payments on the securities are subject to credit risk, and you will have no ability to pursue the issuer of the Underlying Stock for payment; if Royal Bank of Canada defaults on its obligations, you could lose some or all of your investment
■   No exchange listing; designed to be held to maturity or automatic call

Our initial estimated value of the securities as of the pricing date was $974.84 per $1,000 in principal amount, which is less than the public offering price. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See "Estimated Value of the Securities" for further information.
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-10 herein and "Risk Factors" beginning on page S-2 of the accompanying product supplement.
The securities are the unsecured obligations of Royal Bank of Canada, and, accordingly, all payments on the securities are subject to the credit risk Royal Bank of Canada. If Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Royal Bank of Canada
Per Security	$1,000.00	$13.25	$986.75
Total	$745,000	$9,871.25	$735,128.75
(1)
Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See "Terms of the Securities—Agent" and "Estimated Value of the Securities" in this pricing supplement for further information.

(2)
In addition to the foregoing, in respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC ("RBCCM"), may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Terms of the Securities
Issuer:	Royal Bank of Canada.
Market Measure:	The common stock of The Walt Disney Company (the "Underlying Stock")
Pricing Date:	May 9, 2023.
Issue Date:	May 12, 2023.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Contingent Coupon Payment:
On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the stock closing price of the Underlying Stock on the related calculation day is greater than or equal to the threshold price. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/12. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.
If the stock closing price of the Underlying Stock on any calculation day is less than the threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the stock closing price of the Underlying Stock is less than the threshold price on all calculation days, you will not receive any contingent coupon payments over the term of the securities.

Contingent Coupon Payment Dates:
Monthly, on the third business day following each calculation day (as each such calculation day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable); provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.

Contingent Coupon Rate:	11% per annum.
Automatic Call:
If the stock closing price of the Underlying Stock on any of the calculation days from November 2023 to April 2024, inclusive, is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment. The securities will not be subject to automatic call until the sixth calculation day, which is approximately six months after the issue date.
If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date.  You will not receive any notice from us if the securities are automatically called.

Calculation Days:
Monthly, on the 9th day of each month, commencing June 2023 and ending April 2024, and the final calculation day, each subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.” We refer to May 9, 2024 as the “final calculation day.”

Call Settlement Date:	Three business days after the applicable calculation day (as each such calculation day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).
Stated Maturity Date:	May 14, 2024, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.

PRS-2

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Maturity Payment Amount:
If the securities are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount (in addition to the final contingent coupon payment, if any). The “maturity payment amount” per security will equal:
•  if the ending price is greater than or equal to the threshold price: $1,000; or
•  if the ending price is less than the threshold price:

$1,000 minus

If the securities are not automatically called prior to stated maturity and the ending price is less than the threshold price, you will lose more than 30%, and possibly all, of the face amount of your securities at stated maturity.
Any return on the securities will be limited to the sum of your contingent coupon payments, if any.  You will not participate in any appreciation of the Underlying Stock, but you will have full downside exposure to the Underlying Stock if the ending price is less than the threshold price.

Starting Price:	$102.18, the stock closing price of the Underlying Stock on the pricing date.
Stock Closing Price:
Stock closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement.

Ending Price:	The “ending price” will be the stock closing price of the Underlying Stock on the final calculation day.
Threshold Price:	$71.526, which is equal to 70% of the starting price.
Market Disruption Events and Postponement Provisions:
Each calculation day (including the final calculation day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed, and will be adjusted for non-business days. For more information regarding adjustments to the calculation days and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a Market Disruption Event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	RBC Capital Markets, LLC ("RBCCM")
Material Tax Consequences:
For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see "United States Federal Tax Considerations" below and the section "United States Federal Tax Considerations" in the product supplement. For a discussion of the material Canadian federal income tax consequences relating to the securities, please see the section of the product supplement, "Canadian Federal Income Tax Consequences."

PRS-3

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Agent:
Wells Fargo Securities, LLC ("WFS"). The agent will receive the agent discount set forth on the cover page of this document.  The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $7.50 per security. Such securities dealers may include Wells Fargo Advisors ("WFA") (the trade name of the retail brokerage business of WFS's affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent's discount to WFA as a distribution expense fee for each security sold by WFA.
In addition to the foregoing, in respect of certain securities sold in this offering, our affiliate, RBCCM, may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
WFS and/or RBCCM, and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	78016NAE7
Terms Incorporated in the Master Note:
All of the terms of the securities appearing in this section “Terms of the Securities," the applicable terms appearing under the caption “General Terms of the Securities" in the product supplement WF1, the applicable terms included in the Series I MTN prospectus supplement, dated September 14, 2021 and the prospectus, dated September 14, 2021, are incorporated into the master global security that represents the securities and is held by The Depository Trust Company.

PRS-4

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Additional Information about the Issuer and the Securities

You should read this pricing supplement together with product supplement No. WF1 dated December 23, 2022, the prospectus supplement dated September 14, 2021 and the prospectus dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which these securities are a part. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.
When we refer to "we," "us" or "our" in this pricing supplement, we refer to Royal Bank of Canada.
You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
•	Product Supplement No. WF1 dated December 23, 2022:
https://www.sec.gov/Archives/edgar/data/1000275/000114036122046906/brhc10045822_424b5.htm
•	Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
•	Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section "Documents Incorporated by Reference" on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

PRS-5

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Estimated Value of the Securities
Our estimated initial value of the securities, which is set forth on the cover page of this pricing supplement is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the Underlying Stock, interest rates and volatility, and the expected term of the securities.
The securities are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. This relatively lower implied borrowing rate, which is reflected in the economic terms of the securities, along with the agent discount and commission and hedging and other costs associated with the securities, reduced the initial estimated value of the securities at the time their terms were set.
In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with an affiliate of the agent and/or one of our subsidiaries. The terms of these hedging arrangements may take into account a number of factors, including our creditworthiness, interest rate movements, and the tenor of the securities. The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements. Our cost of hedging will include the projected profit that we or our counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty(ies)' control, such hedging may result in a profit that is more or less than expected, or could result in a loss.
Any price that the agent makes available from time to time after the original issue date at which it would be willing to purchase the securities will generally reflect the agent's estimate of their value, less a customary bid-ask spread for similar trades and the cost of unwinding any related hedge transactions. That estimated value will be based upon a variety of factors, including then prevailing market conditions and our creditworthiness. However, for a period of three months after the original issue date, the price at which the agent may purchase the securities is expected to be higher than the price that would be determined based on the agent's valuation at that time less the bid-ask spread and hedging unwind costs referenced above. This is because, at the beginning of this period, that price will not include certain costs that were included in the original offering price, particularly a portion of the agent discount and commission (not including the selling concession) and the expected profits that we or our hedging counterparty(ies) expect to receive from our hedging transactions. As the period continues, these costs are expected to be gradually included in the price that the agent would be willing to pay, and the difference between that price and the price that would be determined based on the agent's valuation of the securities less a bid-ask spread and hedging unwind costs will decrease over time until the end of this period. After this period, if the agent continues to make a market in the securities, the prices that it would pay for them are expected to reflect the agent's estimated value, less the bid-ask spread and hedging unwind costs referenced above. In addition, the value of the securities shown on your account statement will generally reflect the price that the agent would be willing to pay to purchase the securities at that time.

PRS-6

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Investor Considerations
The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:
¡
seek an investment with contingent coupon payments at a rate of 11% per annum until the earlier of stated maturity or automatic call, if, and only if, the stock closing price of the Underlying Stock on the applicable calculation day is greater than or equal to 70% of the starting price;

¡
understand that if the securities are not automatically called prior to maturity, and the ending price has declined by more than 30% from the starting price, they will be fully exposed to the decline in the stock closing price from the starting price and will lose more than 30%, and possibly all, of the face amount at stated maturity;

¡	are willing to accept the risk that they may receive few or no contingent coupon payments over the term of the securities;
¡	understand that the securities may be automatically called prior to stated maturity and that the term of the securities may be as short as approximately six months;
¡	understand and are willing to accept the full downside risks of the Underlying Stock;
¡	are willing to forgo participation in any appreciation of the Underlying Stock and dividends paid on the Underlying Stock; and
¡	are willing to hold the securities until maturity.
The securities may not be an appropriate investment for investors who:
¡	seek a liquid investment or are unable or unwilling to hold the securities to maturity or any earlier automatic call;
¡	require full payment of the face amount of the securities at stated maturity;
¡	seek a security with a fixed term;
¡	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page of this document;
¡	seek the certainty of current income over the term of the securities;
¡	are unwilling to accept the risk that the stock closing price of the Underlying Stock may decline by more than 30% from the starting price to the ending price;
¡	seek exposure to the upside performance of the Underlying Stock;
¡	are unwilling to accept the risk of exposure to the Underlying Stock;
¡	are unwilling to accept the credit risk of Royal Bank of Canada to obtain exposure to the Underlying Stock; or
¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underlying Stock, please see the section titled “The Underlying Stock” below.

PRS-7

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Determining Payment On A Contingent Coupon Payment Date and at Maturity
If the securities have not been previously automatically called, on each contingent coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the stock closing price of the Underlying Stock on the related calculation day.
If the securities have not been automatically called prior to the stated maturity date, then at maturity you will receive (in addition to the final contingent coupon payment, if any) a cash payment per security (the maturity payment amount) calculated as follows:

PRS-8

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Hypothetical Payout Profile
The following profile illustrates the potential maturity payment amount on the securities (excluding the final contingent coupon payment, if any) for a range of hypothetical performances of the Underlying Stock from the starting price to the ending price, assuming the securities have not been automatically called prior to the stated maturity date. As this profile illustrates, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities. This graph has been prepared for purposes of illustration only. Your actual return will depend on whether the securities are automatically called, the actual ending price and whether you hold your securities to stated maturity.

PRS-9

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Selected Risk Considerations
The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.
Risks Relating to the Terms and Structure of the Securities
If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.
We will not repay you a fixed amount on the securities at stated maturity.  If the securities are not automatically called prior to stated maturity, you will receive a maturity payment amount that will be equal to or less than the face amount, depending on the ending price.
If the ending price is less than the threshold price, the maturity payment amount will be reduced by an amount equal to the decline in the price of the Underlying Stock from the starting price (expressed as a percentage of the starting price). The threshold price is 70% of the starting price. For example, if the securities are not automatically called and the Underlying Stock has declined by 30.1% from the starting price to the ending price, you will not receive any benefit of the contingent downside protection feature and you will lose 30.1% of the face amount. As a result, you will not receive any protection if the stock closing price of the Underlying Stock on the final calculation day declines significantly and you may lose some, and possibly all, of the face amount at stated maturity, even if the stock closing price of the Underlying Stock is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.
Even if the ending price is greater than the threshold price, the maturity payment amount will not exceed the face amount, and your yield on the securities, taking into account any contingent coupon payments you may have received during the term of the securities, may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Royal Bank of Canada or another issuer with a similar credit rating with the same stated maturity date.
The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.
On each contingent coupon payment date you will receive a contingent coupon payment if, and only if, the stock closing price of the Underlying Stock on the related calculation day is greater than or equal to the threshold price. If the stock closing price of the Underlying Stock on any calculation day is less than the threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the stock closing price of the Underlying Stock is less than the threshold price on each calculation day over the term of the securities, you will not receive any contingent coupon payments over the entire term of the securities.
You May Be Fully Exposed To The Decline In The Underlying Stock From The Starting Price, But Will Not Participate In Any Positive Performance Of The Underlying Stock.
Even though you will be fully exposed to a decline in the value of the Underlying Stock if the ending price is below the threshold price, you will not participate in any increase in the stock closing price of the Underlying Stock over the term of the securities.  Your maximum possible return on the securities will be limited to the sum of the contingent coupon payments you receive, if any.  Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the value of the Underlying Stock.
Higher Contingent Coupon Rates Are Associated With Greater Risk.
The securities offer contingent coupon payments at a higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential contingent coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that you may lose a substantial portion, and possibly all, of the face amount at maturity. The volatility of the Underlying Stock is an important factor affecting this risk.  Volatility is a measurement of the size and frequency of daily fluctuations in the price of an Underlying Stock, typically observed over a specified period of time.  Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market.  Greater expected volatility of the Underlying Stock as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the stock closing price of the Underlying Stock will be less than the threshold price on one or more calculation days, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities, and that the stock closing price of the Underlying Stock will be less than the threshold price on the final calculation day such that you will lose a substantial portion, and possibly all, of the face amount at maturity. In general, the higher the contingent coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that you will lose a substantial portion, and possibly all, of the face amount at maturity.

PRS-10

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
You Will Be Subject To Reinvestment Risk.
If your securities are automatically called, the term of the securities may be reduced to as short as approximately six months.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.
A Contingent Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.
A calculation day (including the final calculation day) will be postponed if the applicable originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that calculation day. If such a postponement occurs with respect to a calculation day other than the final calculation day, then the related contingent coupon payment date or call settlement date, as applicable, will be postponed. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final calculation day as postponed.
The Securities Are Subject To Credit Risk.
The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to creditworthiness and you will have no ability to pursue the issuer of the Underlying Stock for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.
Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.
The tax treatment of an investment in the securities is uncertain. We do not plan to request a ruling from the Internal Revenue Service (the "IRS") or the Canada Revenue Agency regarding the tax treatment of an investment in the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement and/or the accompanying product supplement. Although the U.S. federal income tax treatment of the contingent monthly coupons is uncertain, we intend to take the position that the contingent monthly coupons constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of tax accounting.
The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the section entitled "United States Federal Tax Considerations" in this pricing supplement, the section entitled "Tax Consequences—United States Taxation" in the accompanying prospectus and the section entitled "United States Federal Tax Considerations" in the accompanying product supplement. You should consult your tax advisor about your own tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled "Certain Income Tax Consequences — Canadian Taxation" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
Our Initial Estimated Value Of The Securities Is Less Than The Original Offering Price.
Our initial estimated value of the securities is less than the original offering price of the securities. This is due to, among other things, the fact that the original offering price of the securities reflects the borrowing rate we pay to issue securities of this kind (an internal funding rate that is lower than the rate at which we borrow funds by issuing conventional fixed rate debt), and the inclusion in the original offering price of the agent discount and commission and hedging and other costs associated with the securities. The price, if any, at which you may sell the securities prior to maturity may be less than the original offering price and our initial estimated value.
Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity will be less than the original offering price and, subject to the discussion in the next paragraph, will be less than our initial estimated value. This is because any such sale price would not be expected to include the agent discount and commission or hedging or other costs associated with the securities, including the estimated profit that we, our affiliates, and/or any of our hedging counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any price at which you may sell the securities is likely to reflect customary bid-ask spreads for similar trades, and the cost of unwinding any related hedge transactions. In addition, the value of the securities determined for any secondary market price is expected to be based in part on the yield that is reflected in the interest rate on our conventional debt securities of similar maturity that are traded in the secondary market, rather than the internal funding rate that we used to price the securities and determine the initial estimated value. As a result, the secondary market price of the securities will be less than if the internal funding rate was used. These factors, together with various credit, market and economic factors over the term of the securities, and, potentially, changes in the value of the Underlying Stock, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways. Moreover, we expect that any secondary market price will be based on WFS's valuation of the securities, which may differ from (and may be lower than) the valuation that we would determine for the securities at that time based on the methodology by which we determined the initial estimated value set forth on the cover page of this document.
PRS-11

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
For a limited period of time after the original issue date, WFS may purchase the securities at a price that is greater than the price that would otherwise be determined at that time as described in the preceding paragraph. However, over the course of that period, assuming no changes in any other relevant factors, the price you may receive if you sell your securities is expected to decline.
The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity or an automatic call.
The Initial Estimated Value Of The Securities Is An Estimate Only, Calculated As Of The Time The Terms Of The Securities Were Set.
Our initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the Underlying Stock, interest rates and volatility, and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities, including WFS in connection with determining any secondary market price for the securities, may value the securities or similar securities at a price that is significantly different than we do.
The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from our initial estimated value of your securities.
The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
The value of the securities prior to stated maturity will be affected by the then-current prices of the Underlying Stock, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the "derivative component factors," and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underlying Stock; interest rates; volatility of the Underlying Stock; time remaining to maturity; and dividend yields on the Underlying Stock. When we refer to the "value" of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.
In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. The value of the securities will also be limited by the automatic call feature, because if the securities are automatically called, you will not receive the contingent coupon payments that would have accrued, if any, had the securities been called on a later calculation day or had the securities been held until the stated maturity date.  You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Underlying Stock. Because numerous factors are expected to affect the value of the securities, changes in the price of the Underlying Stock may not result in a comparable change in the value of the securities.
The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.
Our broker-dealer subsidiary, RBCCM, does not expect to make a market in the securities. If RBCCM determines that the agent is unable or unwilling to make a market in the securities at any time, RBCCM may, but is not obligated to, make a market in the securities at that time. If RBCCM makes a market in the securities at any time, its valuation of the securities may differ from the agent's valuation, and consequently the price at which it may be willing to purchase the securities may differ from (and be lower than) the price at which the agent would have purchased the securities at that time.
Risks Relating To The Underlying Stock
The Securities Will Be Subject To Single Stock Risk.
The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer (the “Underlying Stock Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.

PRS-12

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Any Payment Upon An Automatic Call Or At Stated Maturity Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.
•
Investing In The Securities Is Not The Same As Investing In The Underlying Stock. Investing in the securities is not equivalent to investing in the Underlying Stock. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the Underlying Stock for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on the Underlying Stock. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlying Stock would have.

•	Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.
•	We, The Agent And Our Respective Affiliates Cannot Control Actions By The Underlying Stock Issuer.
•	We, The Agent And Our Respective Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.
•	You Have Limited Anti-dilution Protection.
Risks Relating To Conflicts Of Interest
Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities.  In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.  Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.
•
The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.  RBCCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, RBCCM will determine the stock closing prices of the Underlying Stock and make any other determinations necessary to calculate any payments on the securities. In making these determinations, RBCCM may be required to make discretionary judgments that may adversely affect any payments on the securities.  See the sections entitled "General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events" and "—Adjustment Events" in the accompanying product supplement. In making these discretionary judgments, the fact that RBCCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and RBCCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.
•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Underlying Stock.
•	Business activities of our affiliates or any participating dealer or its affiliates with the Underlying Stock Issuer may adversely affect the price of the Underlying Stock.
•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock.
•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock.
•
A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-13

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Hypothetical Returns
If the securities are automatically called:
If the securities are automatically called prior to stated maturity, you will receive the face amount of your securities plus a final contingent coupon payment on the call settlement date. In the event the securities are automatically called, your total return on the securities will equal any contingent coupon payments received prior to the call settlement date and the contingent coupon payment received on the call settlement date.

If the securities are not automatically called:
If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical ending prices, the hypothetical maturity payment amount payable at stated maturity per security (excluding the final contingent coupon payment, if any).

Hypothetical Ending Price	Hypothetical Percentage Change From The Hypothetical Starting Price To The Hypothetical Ending Price	Hypothetical Maturity Payment Amount per Security
$175.00	75.00%	$1,000.00
$160.00	60.00%	$1,000.00
$150.00	50.00%	$1,000.00
$140.00	40.00%	$1,000.00
$130.00	30.00%	$1,000.00
$120.00	20.00%	$1,000.00
$110.00	10.00%	$1,000.00
$100.00	0.00%	$1,000.00
$90.00	-10.00%	$1,000.00
$80.00	-20.00%	$1,000.00
$70.00	-30.00%	$1,000.00
$69.00	-31.00%	$690.00
$60.00	-40.00%	$600.00
$50.00	-50.00%	$500.00
$40.00	-60.00%	$400.00
$30.00	-70.00%	$300.00
$25.00	-75.00%	$250.00
$0.00	-100.00%	$0.00
The above figures do not take into account contingent coupon payments, if any, received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to stated maturity, the actual amount you will receive at stated maturity will depend on the actual ending price.

PRS-14

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Hypothetical Contingent Coupon Payments
Set forth below are examples that illustrate how to determine whether a contingent coupon payment will be paid and whether the securities will be automatically called, if applicable, on a contingent coupon payment date prior to the stated maturity date. The examples do not reflect any specific contingent coupon payment date.  The following examples assume that the securities are subject to automatic call on the applicable calculation day. The securities will not be subject to automatic call until the sixth calculation day, which is approximately six months after the issue date. The following examples reflect the contingent coupon rate of 11% per annum and assume the hypothetical starting price, threshold price and stock closing prices indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual starting price or threshold price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price were determined on the pricing date and are set forth under “Terms of the Securities” above. For historical data regarding the actual closing prices of the Underlying Stock, see the historical information provided below. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Example 1. The stock closing price on the relevant calculation day is greater than or equal to the threshold price and less than the starting price. As a result, investors receive a contingent coupon payment on the applicable contingent coupon payment date, and the securities are not automatically called.

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical stock closing price on relevant calculation day:	$90.00
Hypothetical threshold price:	$70.00
Since the hypothetical stock closing price on the relevant calculation day is greater than or equal to the threshold price, but less than the starting price, you would receive a contingent coupon payment on the applicable contingent coupon payment date and the securities would not be automatically called.  The contingent coupon payment would be equal to $9.17 per security, determined as follows: (i) $1,000 multiplied by 11% per annum divided by (ii) 12, rounded to the nearest cent.
Example 2. The stock closing price on the relevant calculation day is less than the threshold price.  As a result, investors do not receive a contingent coupon payment on the applicable contingent coupon payment date and the securities are not automatically called.
Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical stock closing price on relevant calculation day:	$45.00
Hypothetical threshold price:	$70.00
Since the hypothetical stock closing price on the relevant calculation day is less than the threshold price, you would not receive a contingent coupon payment on the applicable contingent coupon payment date and the securities would not be automatically called.
Example 3. The stock closing price on the relevant calculation day is greater than or equal to the starting price.  As a result, the securities are automatically called on the applicable contingent coupon payment date for the face amount plus a final contingent coupon payment.

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical stock closing price on relevant calculation day:	$115.00
Hypothetical threshold price:	$70.00
Since the hypothetical stock closing price on the relevant calculation day is greater than or equal to the starting price, the securities would be automatically called and you would receive the face amount plus a final contingent coupon payment on the applicable contingent coupon payment date, which is also referred to as the call settlement date.  On the call settlement date, you would receive $1,009.17 per security.

You will not receive any further payments after the call settlement date.

PRS-15

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Hypothetical Payment at Stated Maturity
Set forth below are examples of calculations of the maturity payment amount payable at stated maturity, assuming that the securities have not been automatically called prior to stated maturity and assuming the hypothetical starting price, threshold price and ending prices indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual starting price or threshold price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price were determined on the pricing date and are set forth under “Terms of the Securities” above. For historical data regarding the actual closing prices of the Underlying Stock, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Example 1. The ending price is greater than the starting price, the maturity payment amount is equal to the face amount of your securities at maturity and you receive a final contingent coupon payment:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$145.00
Hypothetical threshold price:	$70.00
Since the hypothetical ending price is greater than the hypothetical threshold price, the maturity payment amount would equal the face amount.  Although the hypothetical ending price is significantly greater than the hypothetical starting price in this scenario, the maturity payment amount will not exceed the face amount.
In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security. In addition, because the hypothetical ending price is greater than the threshold price, you would receive a final contingent coupon payment on the stated maturity date.
Example 2. The ending price is less than the starting price but greater than the threshold price, the maturity payment amount is equal to the face amount of your securities at maturity and you receive a final contingent coupon payment:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$80.00
Hypothetical threshold price:	$70.00
Since the hypothetical ending price is less than the hypothetical starting price, but not by more than 30%, you would receive the face amount of your securities at maturity.
In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security. In addition, because the hypothetical ending price is greater than the threshold price, you would receive a final contingent coupon payment on the stated maturity date.

PRS-16

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Example 3. The ending price is less than the threshold price, the maturity payment amount is less than the face amount of your securities at maturity and you do not receive a final contingent coupon payment:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$45.00
Hypothetical threshold price:	$70.00
Since the hypothetical ending price is less than the hypothetical starting price by more than 30%, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to $450.00 per security, calculated as follows:
= $1,000 minus [$1,000 × (starting price - ending price)/(starting price)]
= $1,000 - $550.00
= $450.00
In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $450.00 per security. Because the hypothetical ending price is less than the threshold price, you would not receive a final contingent coupon payment on the stated maturity date.
These examples illustrate that you will not participate in any appreciation of the Underlying Stock, but will be fully exposed to a decrease in the value of the Underlying Stock if the ending price is less than the threshold price.
To the extent that the starting price, threshold price and ending price differ from the values assumed above, the results indicated above would be different.

PRS-17

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
The Underlying Stock
According to publicly available information, The Walt Disney Company (“Disney”) is an entertainment company with operations in media networks, park experiences, consumer products, studio entertainment and direct-to-consumer networks and channels. Information filed by Disney with the SEC can be located by reference to its SEC file number: 001-38842, or its CIK Code: 0001744489 . Disney’s common stock is traded on the New York Stock Exchange under the ticker symbol “DIS”.
Historical Information
We obtained the closing prices of the Underlying Stock in the graph below from Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical prices below may have been adjusted by Bloomberg to reflect any stock splits, reverse stock splits or other corporate transactions.
The following graph sets forth daily closing prices of the Underlying Stock for the period from January 1, 2018 to May 9, 2023. The closing price on May 9, 2023 was $102.18. The historical performance of the Underlying Stock should not be taken as an indication of its future performance during the term of the securities.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the Underlying Stock should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the Underlying Stock on any calculation day or its ending price. We cannot give you assurance that the performance of the Underlying Stock will result in any positive return on your investment.

PRS-18

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
United States Federal Tax Considerations

The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption "United States Federal Tax Considerations."
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described herein as a pre-paid cash-settled contingent income-bearing derivative contract in respect of the Underlying Stock for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. However, the U.S. federal income tax consequences of your investment in the securities are uncertain and the Internal Revenue Service (the “IRS”) could assert that the securities should be taxed in a manner that is different from that described in the preceding sentence. Although the U.S. federal income tax treatment of the contingent coupon payments is uncertain, we intend to take the position, and the following discussion assumes, that such contingent coupon payments (including any contingent coupon payment on or with respect to the maturity date) constitute taxable ordinary income to you at the time received or accrued in accordance with your regular method of tax accounting. A different treatment could also affect your tax basis in the securities, and therefore the amount of gain or loss you recognize on a disposition of the securities. Except where stated otherwise, the discussion herein assumes that the contingent coupon payments are taxable as ordinary income at the time received or accrued in accordance with your regular method of tax accounting. If this treatment is respected, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount it received at such time (other than amounts properly attributable to any contingent coupon payment, which would be taxed, as described above, as ordinary income) and the amount that it paid for the securities. Such gain or loss should generally be long-term capital gain or loss if the U.S. holder has held its securities for more than one year. Non-U.S. holders should consult the section entitled "Tax Consequences to Non-U.S. Holders" in the underlying product supplement.
Under Section 871(m) of the Code, a "dividend equivalent" payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments ("ELIs") that are "specified ELIs" may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an "underlying security," which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Stock or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-19

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of The Walt Disney Company due May 14, 2024
Validity of the Securities

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the securities or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC on September 14, 2021.
In the opinion of Ashurst LLP, when the securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated September 14, 2021.

PRS-20